Exhibit 99.1

Avanex Board elects Walter Alessandrini to CEO post

November 20, 2002

Avanex Corporation (Nasdaq: AVNX), pioneer of intelligent optical solutions that enable next-generation optical networks, announced today that company chairman Walter Alessandrini has been elected by the Board of Directors to the additional roles of chief executive officer and president of the company effective immediately. He succeeds Paul Engle, who had served as president and CEO since July 2001, and has resigned from the company to pursue other interests.

Alessandrini has been chairman of the Avanex Board of Directors since July 2001, a position he assumed after leading Avanex through a highly successful transition from a start-up organization to an industry-leading public company in less than 18 months. Alessandrini joined Avanex in March 1999 as president and CEO, and subsequently was named chairman and CEO beginning in September 2000.

Alessandrini joined Avanex after serving as president and chief executive officer of Pirelli Cables and Systems North America, where he was responsible for six manufacturing facilities, nearly 1,400 employees and total sales of nearly three-fourths of a billion dollars. Before joining Pirelli, he was president and CEO of Union Switch & Signal Inc., a leading supplier of signaling, automation, and control equipment and systems to railroads and mass transit worldwide. In 1994, Ernst & Young Inc. Magazine/Merrill Lynch named Alessandrini South Carolina Entrepreneur of the Year in recognition of his leadership of Union Switch & Signal.

About Avanex

Avanex designs, manufactures and markets photonic processors for the communications industry. Avanex’s photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness as compared to current alternatives.

Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. To learn more about Avanex, visit our Web site at: www.avanex.com.

Contact Information:

Media
Tony Florence
Phone:  510-897-4162
Fax:  510-979-0198
e-mail:  tony_florence@avanex.com

Investor Relations
Mark Weinswig
Phone:  510-897-4344
Fax:  510-897-4345
e-mail:  mark_weinswig@avanex.com